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                                                 EXHIBIT 99.3

                     UNION TEXAS PETROLEUM
                          (LETTERHEAD)

NEWS RELEASE

Contact:    Carol L. Cox
            (713) 968-2714

         UNION TEXAS UPDATES OPERATIONS ACTIVITIES AT
           WARBURG OIL AND GAS CONFERENCE IN LONDON


     Houston, June 28, 1995 -- Union Texas Petroleum Holdings, Inc. Senior Vice President Art Peabody updated analysts and portfolio managers on the independent oil and gas company's worldwide operations during a presentation at the S. G. Warburg International Oil and Gas Conference held in London today, June 28, 1995.

     During his presentation, Peabody discussed Union Texas' core producing operations in the U.K. North Sea, Indonesia and Pakistan. As part of his review of the company's U.K. North Sea operations, Peabody reviewed Union Texas' recent announcement that it will acquire a 15.5% working interest in the Alba oil field for $270 million from Oryx U.K. Energy Company. Closing is expected in the third quarter of 1995. The Alba acquisition follows Union Texas' 1994 purchase of a 9.42% unit interest in the U.K. North Sea's Britannia gas field, a portion of which the Alba property overlies.

     In an update on the company's new ventures exploration program, Peabody said an exploration well had begun drilling on June 1 on the Ramla block offshore Tunisia, in which Union Texas has a 50% working interest and serves as operator. On June 10, exploration drilling was initiated on a prospect in the St. George's Channel offshore southeastern Ireland, where Union Texas holds a 25% working interest.

     In Eastern Indonesia, a drilling rig is on location for the initial well on the Kai-Tanimbar-Rebi blocks, where Union Texas has a 33.3% working interest and is operator. Beginning in July, Union Texas will participate in a two-well exploration drilling program on Block 04.2 in the South Con Son basin offshore Vietnam, in which Union Texas has a 25% working interest.

     Mr. Peabody also said that the company's second 1995 exploration well on its offshore Argentina concession was

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unsuccessful.  Located on the western portion of the Cuenca
Colorado Marina block, the Estrella well recovered samples of good quality source rock, but did not encounter good quality reservoir. Union Texas, which operates the venture and has a 50% working interest, expects to conduct extensive seismic work on the block during late 1995 and early 1996 to identify potential future drilling targets.

     In early 1995, Union Texas, with a 22% working interest, participated in additional exploration drilling in the Western Colville area in Alaska's North Slope. Mr. Peabody said the Colville area holds strong potential and that an active program is planned in 1996.

     One of the largest independent producers located in the U.S., Houston-based Union Texas Petroleum Holdings, Inc. (NYSE: UTH) explores for and produces oil and gas overseas primarily in the U.K. North Sea, Indonesia and other strategic areas. The company has petrochemical operations in Louisiana.



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